Exhibit 23.1

Medina, Zaldívar, Paredes & Asociados Sociedad Civil de Responsabilidad Limitada Av. Víctor Andrés Belaúnde 171 San Isidro - Lima 27, Perú Telf: +51 1 411 4444 Fax: +51 1 411 4445 www.ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 25, 2011, in Pre-Effective Amendment No. 5 to the Registration Statement (Form F-1) and related Prospectus of CEMENTOS PACASMAYO S.A.A. for the initial public offering of 20,000,000 American Depositary Shares (ADSs).

Lima, Perú

January 18, 2012

MEDINA, ZALDIVAR, PAREDES & ASOCIADOS

(Member firm of Ernst & Young Global)

/s/ Victor Burga
Victor Burga
Partner
C.P.C.C. Register No.14859

Inscrita en la partida 11396556 del Registro de Personas Jurídicas de Lima y Callao	Miembro de Ernst & Young Global